Message to Our Stockholders:

For the first six months of 2014, National Bankshares, Inc. had net income of over $8.51 million which was a decrease of almost 1.60% over net income of $8.65 million for the six months ended June 30, 2013. Basic earnings per share were $1.23 for the first six months of 2014 which compares to $1.25 for the first six months of 2013. The return on average assets at June 30, 2014 was 1.54% compared to 1.59% at June 30, 2013. The return on average equity was 11.22% and 11.42% for the same two periods. The Company had total assets of almost $1.13 billion at June 30, 2014.

As you know, our Board approved a dividend of $0.55 per share which was 1.85% higher than the semi-annual dividend that was paid on June 3, 2013. These dividends reflect our continued commitment to providing you with a return on your investment.

Another important event to note is that, on July 9, 2014, the Board of Directors adopted an amendment to the Bylaws of the Company. The amendment changed the date of our annual meeting of the stockholders from the second Tuesday in April to the second Tuesday in May each year. We will remind you of this date change again early next year, but the 2015 Annual Stockholders Meeting will be held on May 12, 2015.

We continue to position our Company to take advantage of opportunities as economic conditions in our market area improve. Notwithstanding the continued challenges presented by the prolonged low interest rate environment, we will maintain our focus on further growth with quality assets and, by doing so, add value to our customers and stockholders. By holding true to our community banking principles, we are able to provide exceptional service and strong customer relationships in our communities. Ultimately, these principles give us a competitive advantage when meeting the needs of our customers.

Through the loyalty, support and dedication of our customers, stockholders, employees and Board of Directors, we will continue to build a successful financial institution with superior customer service. Again, many thanks for your support and your investment.

Jim Rakes

James G. Rakes
Chairman, President
and Chief Executive Officer

National Bankshares, Inc.
Board of Directors

Lawrence J. Ball
President
Moog Components Group

John E. Dooley Chief Executive Officer Virginia Tech Foundation, Inc.

Charles E. Green, III
Financial Planner
AXA Advisors, LLC

Jack M. Lewis
President
New River Community College

Mary G. Miller
President
Interactive Design & Development, Inc.

William A. Peery
President
Cargo Oil Co., Inc.

James G. Rakes
Chairman, President and CEO, National Bankshares, Inc.; Executive Chairman, National Bank; Chairman, President and CEO, National Bankshares Financial Services, Inc.

Glenn P. Reynolds
President
Reynolds Architects Incorporated

James M. Shuler
Vice Chairman of the Board
Virginia House of Delegates, Retired

Mission Statement

National Bankshares, Inc. strives to be an exceptional community bank holding company dedicated to providing shareholder value by offering financial services to customers through subsidiary financial institutions and affiliated companies in an efficient, friendly, personalized and cost-effective manner. We recognize that to do this, our financial institutions must retain the ability to make decisions locally and must actively participate in the communities they serve. We are committed to offering competitive and fair employment opportunities and to maintaining the highest standards in all aspects of our business.

PRESRT STD
U.S. Postage
PAID Permit
No. 57
Blacksburg VA 24060

National Bankshares
101 Hubbard Street / P.O. Box 90002
Blacksburg, Virginia 24062-9002

National Bankshares

2014
Second Quarter Report

National Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(Unaudited)

($ In thousands, except share data)		June 30, 2014		June 30, 2013
Assets				
Cash and due from banks	$	15,917	$	13,474
Interest-bearing deposits		106,112		64,278
Securities available for sale, at fair value		195,407		204,096
Securities held to maturity (fair value $166,182 in 2014 and $163,884 in 2013)		162,956		166,915
Restricted stock		1,089		1,414
Mortgage loans held for sale		383		1,950
Loans:				
Loans, net of unearned income and deferred fees		593,400		588,061
Less allowance for loan losses		(7,971)		(7,952)
Loans, net		585,429		580,109
Bank premises and equipment, net		9,482		10,222
Accrued interest receivable		5,798		6,291
Other real estate owned, net		5,293		969
Intangible assets		7,761		8,837
Bank-owned life insurance		21,491		20,858
Other assets		11,361		11,673
Total assets	$	1,128,479	$	1,091,086
Liabilities and Stockholders' Equity				
Noninterest-bearing demand deposits	$	146,727	$	144,164
Interest-bearing demand deposits		510,304		461,662
Savings deposits		79,255		73,095
Time deposits		231,177		259,600
Total deposits		967,463		938,521
Other borrowed funds		---		---
Accrued interest payable		71		126
Other liabilities		4,149		6,901
Total liabilities		971,683		945,548
Stockholders' equity:				
Preferred stock of no par value. Authorized 5,000,000 shares; none issued and outstanding		---		---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,947,974 shares in 2014 and 2013		8,685		8,685
Retained earnings		158,863		149,061
Accumulated other comprehensive loss		(10,752)		(12,208)
Total stockholders' equity		156,796		145,538
Total liabilities and stockholders' equity	$	1,128,479	$	1,091,086

This financial information is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the July 24, 2014 Earnings Press Release and our SEC Filings found at www.sec.gov and on the company's web site at www.nationalbankshares.com.

National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income

(Unaudited)

($ In thousands, except per share data)		June 30, 2014		June 30, 2013
Interest Income				
Interest and fees on loans	$	15,754	$	16,511
Interest on interest-bearing deposits		129		116
Interest on securities – taxable		3,350		3,206
Interest on securities – nontaxable		2,974		3,266
Total interest income		22,207		23,099
Interest Expense				
Interest on time deposits of $100 or more		298		498
Interest on other deposits		2,312		2,729
Interest on other borrowed funds		---		---
Total interest expense		2,610		3,227
Net interest income		19,597		19,872
Provision for loan losses		804		1,026
Net interest income after provision for loan losses		18,793		18,846
Noninterest Income				
Service charges on deposit accounts		1,199		1,213
Other service charges and fees		103		102
Credit card fees		1,758		1,593
Trust income		625		600
Bank-owned life insurance		352		364
Other income		506		504
Realized securities gains, net		1		18
Total noninterest income		4,544		4,394
Noninterest Expense				
Salaries and employee benefits		6,006		5,932
Occupancy and furniture and fixtures		857		836
Data processing and ATM		757		811
FDIC assessment		264		272
Credit card processing		1,214		1,198
Intangibles and goodwill amortization		538		540
Net costs of other real estate owned		161		140
Franchise taxes		566		523
Other operating expense		1,879		1,849
Total noninterest expense		12,242		12,101
Income before income tax expense		11,095		11,139
Income tax expense		2,582		2,488
Net income	$	8,513	$	8,651
Basic net income per share	$	1.23	$	1.25